EXHIBIT (a)(1)(i)

OFFER TO EXCHANGE

6.25% Convertible Senior Notes due 2009

(CUSIP No. 454072 AC3)

for Any and All Outstanding

6.25% Convertible Senior Notes due 2008

(CUSIP No. 454072 AA7) and (CUSIP No. 454072 AB5)

THE EXCHANGE OFFER WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON AUGUST 6, 2007, UNLESS WE EXTEND IT. TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

We are offering to exchange our 6.25% Convertible Senior Notes due 2009, which we refer to as the “new notes,” for our outstanding 6.25% Convertible Senior Notes due 2008, issued on July 16, 2003, which we refer to as the “old notes,” on the terms set forth in this offer to exchange and in the accompanying letter of transmittal. We refer to this offer as the “exchange offer.”

The exchange offer will expire at 9:00 a.m., New York City time, on August 6, 2007, which we refer to as the expiration date, unless we extend it. You may withdraw tendered old notes at any time up until 9:00 a.m., New York City time, on the “expiration date.”

The terms of the new notes are substantially the same as the terms of the old notes except for certain material differences, including the following:

•

Maturity Date: The maturity date of the new notes will be July 15, 2009, which is one-year later than the maturity date of the old notes, which is July 15, 2008. Similar to the old notes, the maturity date of the new notes will continue to be subject to earlier conversion as well as redemption by us at our option or repurchase by us at your option.

•

Provisional Redemption Period: We may not redeem the new notes in whole or in part at any time prior to July 15, 2008, whereas the old notes have been redeemable at our option in whole or in part since July 20, 2006. Similar to the old notes, our redemption option under the new notes is subject to certain notice requirements and remains subject to a condition related to the current market value of our common stock. As discussed immediately below, this condition has been modified in the new notes.

•

Stock Price Condition to Provisional Redemption: A condition to our redemption in both the new notes and the old notes is that the current market value of our common stock equals or exceeds a certain threshold for at least 20 trading days in any consecutive 30 trading day period ending on the trading day prior to the date the notice of the provisional redemption is mailed. Under the new notes this threshold is fixed at $8.50. Under the old notes this threshold is 150% of the conversion price then in effect, which currently is $9.984 based on the current conversion price of $6.656.

Please see the section entitled “Summary—Material Differences Between the Old Notes and the New Notes”, beginning on page 8 of this offer to exchange for a more complete description of the differences between the new notes and the old notes.

Please see the section entitled “Summary” beginning on page 2 of this offer to exchange for a more complete description of the terms of the exchange offer.

You should consider carefully the risk factors beginning on page 10 of this offer to exchange before you decide whether to participate in the exchange offer.

The Board of Directors has authorized us to make the exchange offer. However, neither our Board of Directors or any other person is making any recommendation as to whether you should choose to exchange your old notes for new notes.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS OFFER TO EXCHANGE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this offer to exchange is July 6, 2007.

You should rely only on the information contained in this offer to exchange or to which we have referred you. We have not authorized anyone to provide you with any other information. The information in this offer to exchange may only be accurate on the date of this offer to exchange. The delivery of this offer to exchange shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date of this offer to exchange or that there has been no change in the information set forth herein or any attachments hereto or in the affairs of the company or any of its subsidiaries since the date hereof.

In making a decision in connection with the exchange offer, noteholders must rely on their own examination of us and the terms of the exchange offer, including the merits and risks involved. Noteholders should not construe the contents of this offer to exchange as providing any legal, business, financial or tax advice. Each noteholder should consult with its own legal, business, financial and tax advisors with respect to any such matters concerning this offer to exchange and the exchange offer contemplated hereby.

Generally, the Securities Act prohibits the offer of securities to the public unless a registration statement has been filed with the Securities and Exchange Commission, or the SEC, and the sale of securities until such registration statement has been declared effective by the SEC, unless an exemption from registration is available. The exchange offer constitutes an “offer” of securities under the Securities Act. However, we are making this exchange offer in reliance on the exemption from the registration requirements of the Securities Act of 1933, which we refer to as the “Securities Act,” afforded by Section 3(a)(9) thereof. We are also relying on Section 18(b)(4)(c) of the Securities Act to exempt the exchange offer from state securities law requirements. Accordingly, we have not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the exchange offer or the new notes that may be deemed to be offered by virtue of this exchange offer. We will also not pay any commission or other remuneration to any broker, dealer, salesperson, or other person for soliciting tenders of the old notes. However, our regular employees may solicit tenders and may answer inquiries concerning the exchange offer. These employees will not receive additional compensation for these services.

Based upon interpretations by the staff of the Division of Corporation Finance of the SEC, we believe that any new notes that we issue in exchange for outstanding notes that were eligible for resale without compliance with the registration requirements of the Securities Act, specifically outstanding notes represented by CUSIP No. 454072 AB5 may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours without compliance with the registration requirements of the Securities Act. All other new notes, specifically new notes issued in exchange for outstanding notes represented by CUSIP No. 454072 AA7, will be subject to the transfer restrictions described under “Transfer Restrictions” beginning on page 51 of this offering circular.

The exchange offer is not being made to, nor will we accept tenders of old notes from, holders in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or “blue sky” laws of such jurisdiction.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this offer to exchange, in the accompanying letter of transmittal and in the documents that are incorporated by reference into this offer to exchange, that are not statements or descriptions of historical facts are “forward-looking” statements under Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995 and are subject to numerous risks and uncertainties. These and other forward-looking statements made by us in reports that we file with the Securities and Exchange Commission, press releases, and public statements of our officers, corporate spokespersons or our representatives are based on a number of assumptions and relate to, without limitation: our ability to successfully develop, obtain regulatory approval for and commercialize any products, including SANCTURA® (trospium chloride tablets), SANCTURA XR™ (once-daily SANCTURA), NEBIDO® (testosterone undecanoate) and VANTAS® (histrelin implant for prostate cancer); our ability to enter into corporate collaborations or to obtain sufficient additional capital to fund operations; and the Redux™-related litigation. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or other expressions which predict or indicate future events and trends and do not relate to historical matters identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements as they involve risks and uncertainties and such forward-looking statements may turn out to be wrong. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth under “Risk Factors” and elsewhere in, or incorporated by reference into, this prospectus. These factors include, but are not limited to: dependence on the success of SANCTURA, SANCTURA XR, NEBIDO, VANTAS and SUPPRELIN® LA; the early stage of product candidates under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, VALSTAR® and SUPPRELIN LA; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS and VALSTAR; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; dependence on third parties for manufacturing, marketing and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; changes in reimbursement policies and/or rates for SANCTURA, VANTAS, SUPPRELIN LA, DELATESTRYL® and any future products; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; the risk that the businesses of Indevus and Valera will not be integrated successfully following the merger in April 2007; the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer to realize than expected; market acceptance for the merger and approved products; risks of regulatory review and clinical trials; disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; our reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity; valuation of our common stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; the effect of changes in governmental regulations and other risks. The forward-looking statements represent our judgment and expectations as of the date of this prospectus. Except as may otherwise be required by applicable securities laws, we assume no obligation to update any such forward-looking statements. See “Risk Factors.”

Unless otherwise indicated, in this prospectus, “Indevus,” the “Company,” “we,” “us” and “our” refer to Indevus Pharmaceuticals, Inc. and its subsidiaries.

SANCTURA(R) is our registered trademark that is assigned in the U.S. to Esprit Pharma Holding Company (subject to our co-exclusive right to use it) and NEBIDO(R) is a registered trademark of Bayer Schering AG, Germany that we exclusively license in the United States. DELATESTRYL(R) is our registered trademark for our DELATESTRYL product. We have pending trademark applications for SANCTURA XR.

SUMMARY

This summary does not contain all the information you should consider before exchanging your old notes for new notes. You should read this entire offer to exchange and the related letter of transmittal carefully, as well as those additional documents to which we refer you in this offer to exchange. See “Where You Can Find More Information.”

INDEVUS PHARMACEUTICALS, INC.

We are a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. Our approved products include SANCTURA® for overactive bladder, VANTAS® for advanced prostate cancer, and DELATESTRYL® to treat of male hypogonadism, and SUPPRELIN® LA, for central precocious puberty. Our development pipeline contains multiple compounds within our core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include SANCTURA XR™, the once-daily formulation of SANCTURA, VALSTAR® for bladder cancer, NEBIDO® for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, and pagoclone for stuttering.

Indevus Pharmaceuticals, Inc. is a Delaware corporation. Our principal office is at 33 Hayden Avenue, Lexington, Massachusetts 02421-7966. Our main telephone number is (781) 861-8444 and our web site address is www.indevus.com. We include our web site address in this document only as an inactive textual reference and do not intend it to be an active link to our web site. Our common stock is quoted on The Nasdaq Global Market under the symbol “IDEV.”

Summary Financial Information

Set forth below is certain summary historical consolidated financial information with respect to Indevus derived from financial information contained in our Annual Reports on Form 10-K for the years ended September 30, 2006 and 2005, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and 2006. More comprehensive financial information is included in these reports or other documents we file with the SEC, and the following summary is qualified in its entirety by reference to these reports and other documents and all the financial information, including any related notes, contained in those documents. See the sections “Financial Statements” on page 37 hereof and “Ratio of Earnings to Fixed Charges” on page 38 hereof for more information. At March 31, 2007, our book value per share was $2.55. You may request a copy of these documents at our address shown under “Documents Incorporated by Reference” on Page 53.

	Fiscal Years Ended September 30,		Six Months ended March 31,
	2006	2005	2007	2006
	(Amounts in thousands except per share)
Statement of Operations Data:
Revenues:
Product revenue	$26,738	$14,269	$8,712	$10,871
Contract and license fees	23,714	19,067	15,663	12,525

Total revenues	50,452	33,336	24,375	23,396
Cost of product revenue	19,692	8,593	5,550	7,650
Research and development	43,203	30,597	19,191	19,754
Marketing, general and administrative	36,009	41,983	21,690	17,816
Loss from operations	(48,452)	(47,837)	(22,056)	(21,824)
Investment income	3,505	3,142	1,903	1,688
Interest expense	5,170	5,170	2,585	2,585
Loss before income taxes	(50,554)	(50,047)	(22,738)	(23,156)
Provision for income taxes	—	(3,171)	—	—
Net loss	(50,554)	(53,218)	(22,738)	(23,156)
Preferred stock dividends	35	35	17	17
Net loss attributable to common stockholders	(50,589)	(53,253)	(22,755)	(23,173)
Net loss per common share-basic and diluted	$(1.02)	$(1.13)	$(0.41)	$(0.49)
Weighted average common shares-diluted	49,411	46,977	55,885	47,222

	September 30,		March 31, 2007
	2006	2005
	(Amounts in thousands )
Balance Sheet Data:
Current assets	$83,202	$107,241	$69,593
Noncurrent assets	9,105	5,290	6,783
Total assets	92,307	112,531	76,376
Current liabilities	28,326	28,008	33,885
Convertible notes, long-term	72,000	72,000	72,000
Deferred revenue, noncurrent	114,041	127,457	113,999
Other noncurrent liabilities	2,270	208	126
Total liabilities including deferred revenue	216,637	227,673	220,010
Working capital	54,876	79,233	35,708
Preferred stock	3,500	3,500	3,000
Accumulated deficit	(472,675)	(422,121)	(495,413)
Total stockholders’ deficit	(124,330)	(115,142)	(143,634)

The Exchange Offer

Purpose of the Exchange Offer

The purpose of the exchange offer is to exchange the outstanding old notes for the new notes with certain different terms. For a detailed description of differences between the old notes and the new notes, see “—Material Differences Between the Old Notes and the New Notes” below.

Terms of the Exchange Offer	We are offering to exchange $1,000 in principal amount of new notes for each $1,000 in principal amount of our old notes accepted for exchange.

New notes will be issued in denominations of $1,000 and any integral multiple of $1,000. You may tender all, some or none of your old notes.

Expiration Date; Extension

The exchange offer and your withdrawal rights will expire at 9:00 a.m., New York City time, on August 6, 2007, or any subsequent date to which we extend it. We may extend the expiration date for any reason; we will announce any extensions by press release or other permitted means no later than 9:00 a.m., New York City time, the day after the previously scheduled expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions that are described in the section entitled “The Exchange Offer—Conditions to the Exchange Offer” beginning on page 17.

Withdrawal Rights

You may withdraw tendered old notes at any time up until 9:00 a.m., New York City time, on the expiration date, or any subsequent date to which we extend the exchange offer. See “The Exchange Offer—Withdrawal of Tenders” beginning on page 21.

Acceptance of Old Notes

If all the conditions to the exchange offer are satisfied or waived prior to the expiration date, we will accept all old notes properly tendered and not withdrawn prior to the expiration of the exchange offer and will issue the new notes promptly after the expiration date. We will issue new notes in exchange for old notes that are accepted for exchange only after receipt by the exchange agent of (i) a timely book-entry confirmation of transfer of old notes into the exchange agent’s DTC account or, if tender is made through an eligible institution, a notice of guaranteed delivery, and (ii) a properly completed and executed letter of transmittal or an electronic confirmation pursuant to ATOP. Our oral or written notice of acceptance to the exchange agent will be considered our acceptance of the exchange offer.

Procedures for Exchange

In order to exchange old notes, you must tender the old notes together with a properly completed letter of transmittal and the other agreements and documents described in the letter of transmittal. If you hold old notes through a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender your old notes. Tenders of your old notes will be effected by book-entry transfers through The Depository Trust

Company, which we refer to as “DTC.” If you hold your old notes through a broker, dealer, commercial bank, trust company or other nominee, you may also comply with the procedures for guaranteed delivery. Please do not send letters of transmittal to us. You should send letters of transmittal to The Bank of New York Trust Company, N.A., the exchange agent, at the address set forth on the back cover page of this offer to exchange. The exchange agent can answer your questions regarding how to tender your old notes.

Custodial entities that are participants in DTC may tender old notes through the Automated Tender Offer Program maintained by DTC, known as “ATOP,” by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP. Currently all old notes are represented by global notes issued to Cede & Co., as nominee of DTC.

See “The Exchange Offer—Procedures for Tendering Old Notes” beginning on page 18 for instructions on how to exchange your old notes.

Amendment of the Exchange Offer

We reserve the right not to accept any of the old notes tendered and to otherwise interpret or modify the terms of the exchange offer, provided that we will comply with applicable laws that require us to extend the period during which old notes may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.

Consequences of Not Exchanging Old Notes

If you do not exchange your old notes in the exchange offer, you will continue to hold your old notes and will be entitled to all of the rights and subject to the limitations applicable to the old notes. If you do not exchange your old notes in the exchange offer, the liquidity of any trading market for old notes not tendered for exchange, or tendered for exchange but not accepted, could be reduced to the extent that old notes are tendered and accepted for exchange in the exchange offer. See “Risk Factors—Risks Relating to the Exchange Offer” beginning on page 10.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer. Old notes that are properly tendered and not withdrawn, and exchanged pursuant to the exchange offer, will be retired and canceled.

Tax Consequences	For a summary of certain U.S. federal income tax consequences relating to the exchange offer, please see the section entitled “Certain United States Federal Tax Considerations” beginning on page 43.

Exchange Agent	The Bank of New York Trust Company, N.A..

Risk Factors

You should consider carefully the matters described under “Risk Factors” beginning on page 10 of this offer to exchange as well as other information set forth in this offer to exchange and in the accompanying letter of transmittal before you decide to participate in the exchange offer.

Summary Terms of the New Notes

The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this offer to exchange and in the documents referred to herein. For additional information concerning the new notes, see “Description of the New Notes.”

New Notes Offered	$72 million aggregate principal amount of 6.25% Convertible Senior Notes due July 15, 2009.

Maturity	July 15, 2009, unless earlier converted or redeemed by us at our option or repurchased by us at your option.

Interest Rate

The new notes bear interest at 6.25% per year. Interest will be payable semiannually in arrears on January 15 and July 15 of each year, commencing January 15, 2008. The initial interest payment will include accrued interest from August 6, 2007.

Conversion Rights

Holders may convert their new notes into our common stock at any time prior to the close of business on the business day prior to the maturity date of the notes, unless previously redeemed or repurchased, at a conversion price of $6.656 per share (equal to a conversion rate of approximately 150.2404 shares per $1,000 principal amount of notes), subject to adjustment as described under “Description of the New Notes—Conversion Rights.”

Provisional Redemption of New Notes at Our Option

We may redeem all or a portion of the new notes for cash at any time on or after July 15, 2008, at 100% of their principal amount plus accrued and unpaid interest to, but excluding, the redemption date; provided, that the current market value (as defined in this prospectus) of our common stock equals or exceeds $8.50 for at least 20 trading days in any consecutive 30 trading day period ending on the date we mail the provisional redemption notice to holders. We will therefore be required to make at least two interest payments on the new notes before being able to redeem any notes. See “Description of the New Notes—Provisional Redemption by Indevus.”

Sinking Fund	None.

Change of Control Put Right

Upon a change of control of Indevus, each holder may require us to repurchase for cash all or a portion of its notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest thereon to, but excluding, the repurchase date. See “Description of the New Notes—Repurchase at Option of Holders Upon a Change of Control.”

Events of Default

If there is an event of default on the new notes, the principal amount of the new notes plus accrued and unpaid interest to the date of acceleration may be declared immediately due and payable subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving Indevus.

DTC Eligibility

The new notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company in New York, New York. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for definitive securities, except in limited circumstances. See “Description of the New Notes—Form, Denomination and Registration.”

Indenture and Trustee	The new notes will be issued under an Indenture between The Bank of New York Trust Company, N.A., as trustee, and us.

Trading Market

The new notes that are subject to transfer restrictions are expected to be eligible for trading in The PORTAL Market. We do not intend to include the new notes in any other automated interdealer quotation system or list the new notes on any securities exchange. Our common stock is traded on the Nasdaq Global Market under the symbol “IDEV.”

Material Differences Between the Old Notes and the New Notes

The material differences between the old notes and the new notes are illustrated in the table below. The table below is qualified in its entirety by the information contained herein and the applicable indenture and other documents governing the old notes and the new notes, copies of which will be provided on request to Indevus at the address set forth under “Documents Incorporated by Reference” on page 53. For a more detailed description of the new notes, see “Description of the New Notes” beginning on page 24.

	Old Notes	New Notes

Notes Offered	$72,000,000 aggregate principal amount of 6.25% convertible senior notes due June 15, 2008.	Up to $72,000,000 aggregate principal amount of 6.25% convertible senior notes due June 15, 2009.

Maturity Date	July 15, 2008, unless earlier converted or redeemed by us at our option or repurchased by us at your option.	July 15, 2009, unless earlier converted or redeemed by us at our option or repurchased by us at your option.

Provisional Redemption Period	The old notes are currently redeemable at our option in whole or in part and have been since July 20, 2006.	We may not redeem the new notes in whole or in part at any time prior to July 15, 2008.

Stock Price Condition to Provisional Redemption	A condition to our redemption of the old notes is that the current market value of our common stock equals or exceeds a certain threshold for at least 20 trading days in any consecutive 30 trading day period ending on the trading day prior to the date the notice of the provisional redemption is mailed. Under the old notes this threshold is 150% of the conversion price then in effect, which currently is $9.984 based on the current conversion price of $6.656.	A condition to our redemption of the new notes is that the current market value of our common stock equals or exceeds a certain threshold for at least 20 trading days in any consecutive 30 trading day period ending on the trading day prior to the date the notice of the provisional redemption is mailed. Under the new notes this threshold is fixed at $8.50.

Securities Act Registration	Outstanding notes bearing CUSIP No. 454072 AB5 are freely transferable by the holders thereof, unless such holders are our affiliates. Outstanding notes bearing CUSIP No. 454072 AA7 are transfer restricted securities under the Securities Act, and may not be offered or sold in the public market absent registration under the Securities Act or an exemption from Securities Act registration. We currently have an effective resale shelf registration statement	New notes issued in exchange for outstanding notes represented by CUSIP No. 454072 AB5 will be freely transferable by the holders thereof, unless such holders are our affiliates. New notes issued in exchange for outstanding notes represented by CUSIP No. 454072 AA7 are transfer restricted securities under the Securities Act, and may not be offered or sold in the public market absent registration under the Securities Act or an exemption from Securities

that we believe covers most of the outstanding old notes that are restricted securities. In addition, old notes that are transfer restricted securities and have been held for longer than two years, may be freely transferable by their holders under Rule 144(k), unless such holders are our affiliates.	Act registration. Our existing effective resale shelf registration statement covering sales of the outstanding notes will not cover the new notes and we do not intend to, nor will we be obligated to, file any registration statement covering transfers of the new notes. We believe that holders of new notes that are transfer restricted securities may tack their holding periods for the outstanding notes to the holding period for the new notes for purposes of calculating the two year holding period under Rule 144(k). If such holding period exceeds two years, the new notes will become freely transferable by such holders under Rule 144(k), unless such holders are our affiliates.

RISK FACTORS

You should carefully consider the risks described below before you decide to exchange your old notes for new notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or other factors not perceived by us to present significant risks to our business at this time also may impair our business and results of operations. If any of the following risks actually occur they could materially and adversely affect our business, financial condition or operating results. In that case, the trading price of our common stock could decline, which in turn could result in a decline in the trading price of the new notes or the loss of all or a part of your investment.

Risks Relating to the Exchange Offer

If an active market for the new notes fails to develop or is not sustained, the trading price and liquidity of the new notes could be materially and adversely affected.

Prior to the exchange offer, there has been no trading market for the new notes. It is expected that the new notes that are subject to transfer restrictions will be eligible for trading on The PORTAL Market, a subsidiary of The Nasdaq Global Market, which permits the offer and sale of the new notes only among “qualified institutional buyers” as defined in Rule 144A of the Securities Act. We do not intend to apply for listing or quotation of the new notes on any exchange or other stock market. The liquidity of the trading market for the new notes will depend in part on the level of participation of the holders of old notes in the exchange offer. The greater the participation in the exchange offer, the greater the liquidity of the trading market for the new notes and the lesser the liquidity of any trading market for the old notes not tendered in the exchange offer. As a result, we cannot assure you that any market for the new notes will develop or, if one does develop, that it will be maintained. If an active market for the new notes fails to develop or be sustained, the trading price and liquidity of the new notes could be materially adversely affected.

If you do not exchange your old notes, there may be a substantially smaller public trading market for your old notes and the market price of your old notes may decline.

If the exchange offer is consummated, the trading and the liquidity of the market for the old notes may be significantly limited. The greater the participation in the exchange offer, the greater the liquidity of the trading market for the new notes and the lesser the liquidity of any trading market for the old notes not tendered in the exchange offer. As a result, the unexchanged old notes may trade at a discount to the price at which they would trade if the transactions contemplated by this offer to exchange were not consummated, subject to the market for similar securities and other factors. We cannot assure you that an active market in the unexchanged old notes will exist or be maintained and we cannot assure you as to the prices at which the unexchanged old notes may be traded.

Our Board of Directors has not made a recommendation with regard to whether or not you should tender your old notes in the exchange offer nor have we obtained a third-party determination that the exchange offer is fair to holders of the old notes.

Our Board of Directors has authorized the Company to make the exchange offer. However, neither our Board of Directors nor any other person makes any recommendation as to whether holders of the old notes should tender them for exchange for the new notes, and no one has been authorized to make such a recommendation. Holders of Old Notes must make their own decisions as to whether to tender their notes for exchange, and, if they decide to do so, the principal amount of notes to tender. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of old notes for purposes of negotiating the terms of the exchange offer and/or preparing a report concerning the fairness of the exchange offer. We cannot assure holders of the old notes that the value of the new notes received in the exchange offer will in the future equal or exceed the value of the old notes tendered and we do not take a position as to whether you should participate in the exchange offer.

You should consider the U.S. federal income tax consequences of exchanging your old notes for new notes in the exchange offer.

Although it is not entirely clear, we intend to take the position that the exchange of old notes for new notes will not constitute an exchange for U.S. federal income tax purposes, and that, as a result, an exchanging holder will not recognize any gain or loss as a result of the exchange. By acceptance of a new note, an exchanging holder agrees to report the exchange of old notes for new notes as not constituting an exchange of the old notes for U.S. federal income tax purposes. However, there can be no assurance that the IRS will agree that the exchange of old notes for new notes does not constitute an exchange for U.S. federal income tax purposes. If the exchange were found to constitute an exchange, it would be treated for U.S. federal income tax purposes as either a tax-free recapitalization or as a taxable exchange, generally depending on whether the notes are treated as “securities” for U.S. federal income tax purposes, and the new notes might be treated as having been issued at a discount.

For a more complete discussion of certain U.S. federal income tax considerations related to the exchange and the new notes, see “Certain United States Federal Tax Considerations” below. You are urged to consult your tax advisor regarding the tax consequences of participating in the exchange offer and the ownership of new notes.

Resales of certain of the new notes and the shares issuable upon conversion of such new notes are subject to restrictions.

The old notes were issued in a transaction exempt from registration under the Securities Act and we filed a shelf registration statement covering resales of the old notes and the shares issuable upon conversion of such old notes. We do not intend to file a shelf registration statement covering the resale of the new notes and the shares issuable upon conversion of the new notes. Therefore, any new notes issued in exchange for old notes that have not been resold under the shelf registration statement may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, registration under the Securities Act and applicable state securities laws.

Risks Relating to Our Common Stock, the New Notes and Other Securities

We may issue preferred stock with rights that could affect your rights and prevent a takeover of the business.

Our board of directors has the authority, without further approval of our stockholders, to fix the rights and preferences, and to issue up to 5,000,000 shares of preferred stock, 244,425 of which are currently issued and outstanding. In addition, vesting of shares of our common stock subject to awards under our 2004 Equity Incentive Plan accelerates, and outstanding options under our stock option plans become immediately exercisable, upon certain changes in control of Indevus, except under certain conditions. In addition, Delaware corporate law imposes limitations on certain business combinations. These provisions could, under certain circumstances, delay or prevent a change in control of Indevus and, accordingly, could adversely affect the price of our common stock.

We have never paid any dividends on our common stock.

We have not paid any cash dividends on our common stock since inception and do not expect to do so in the foreseeable future. Any dividends on our common stock will be subject to the preferential cumulative annual dividend of $0.1253 per share and $1.00 per share payable on our outstanding Series B preferred stock and Series C preferred stock, respectively, held by Wyeth and dividends payable on any other preferred stock we may issue.

If we pay cash dividends on our common stock, certain holders of our securities may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on our common stock which results in an adjustment to the conversion price of our outstanding convertible notes, holders of such notes may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash.

The price for our securities is volatile.

The market prices for our securities and for securities of emerging growth companies have historically been highly volatile. Future announcements concerning us or our competitors may have a significant impact on the market price of our securities. Factors which may affect the market price for our securities, among others, include:

•	market success of SANCTURA and VANTAS;

•	ability to successfully commercialize SUPPRELIN LA;

•	results of clinical studies and regulatory reviews;

•	the marketing approval of SANCTURA XR;

•	approval of SANCTURA XR and the payment of the related milestone to us by Esprit;

•	filing of an NDA and marketing approval of NEBIDO;

•	partnerships, corporate collaborations and company acquisitions;

•	announcements by our corporate collaboration partners concerning our products, about which we generally have very limited control, if any, over the timing or content;

•	changes in the levels we spend to develop, acquire or license new compounds;

•	market conditions in the pharmaceutical and biotechnology industries;

•	competitive products;

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sales, the possibility of sales, or buybacks of Indevus’ common stock or other financings, including resales of stock, stock issued upon conversion of the contingent stock rights issued in connection with the merger, issuance of additional debt and entering into credit facilities;

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our results of operations and financial condition including variability in quarterly operating results due to timing and recognition of revenue, receipt of licensing, milestone and royalty payments, regulatory progress and delays and timing and recognition of certain expenses;

•	changes in proprietary rights of our, or our competitors, products;

•	Redux-related litigation developments;

•	public concern as to the safety or commercial value of our products; and

•	general economic conditions.

The high and low sales prices of our common stock as reported by Nasdaq Global Market were: $12.83 and $0.85 for fiscal 2002, $6.90 and $1.32 for fiscal 2003, $10.25 and $4.86 for fiscal 2004, $7.45 and $2.41 for fiscal 2005, $6.62 and $2.52 for fiscal 2006 and $7.96 and $5.67 for the six month period ended March 31, 2007. Our common stock is subject to delisting if our stock price drops below the bid price of $1.00 per share. If we fail to meet any of the continued listing requirements for the Nasdaq Global Market, our common stock could be delisted from the Nasdaq Global Market, the effects of which could include limited release of a market price of our common stock, limited liquidity for stockholders and limited news coverage and could result in an adverse effect on the market for our common stock.

The stock markets also experience significant price and volume fluctuation unrelated to the operating performance of particular companies. These market fluctuations may also adversely affect the market price of our common stock.

The price for our common stock could be negatively affected if we issue additional shares or if third parties exercise registration rights.

Wyeth has the right, under certain circumstances, to require us to register for public sale 622,222 shares of our common stock issuable to it upon conversion of the Indevus Series B and Series C preferred stock it owns. We have outstanding registration statements on Form S-3 relating to the resale of our shares of common stock and on Form S-8 relating to shares issuable under our 1989 Stock Option Plan, 1994 Long-Term Incentive Plan, 1995 Employee Stock Purchase Plan, 1997 Equity Incentive Plan, 1998 Employee Stock Option Plan, 2000 Stock Option Plan, and 2004 Equity Incentive Plan. In addition, shares of our common stock may be issued upon conversion of the contingent stock rights issued in connection with the merger with Valera. The possibility of sales of such shares, private sales of securities or the possibility of resale of such shares in the public market may adversely affect the market price of our common stock.

Our stockholders could be diluted if we issue our shares subject to options, warrants, convertible notes, stock awards or other arrangements.

As of May 31, 2007 we had reserved the following shares of our common stock for issuance:

•	10,817,308 shares issuable upon conversion of the $72,000,000 Convertible Senior Notes issued in July 2003, which are due in July 2008;

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13,225,518 shares issuable upon exercise of outstanding options, Performance Stock Awards and deferred stock units, certain of which may be subject to anti-dilution provisions which provide for the adjustment to the conversion price and number of shares for option holders if Indevus issues additional securities below certain prices;

•	622,222 shares upon conversion of preferred stock owned by Wyeth, subject to anti-dilution provisions; and

•	3,786,794 shares reserved for grant and issuance under our stock option, stock purchase and equity incentive plans.

We may grant additional options, warrants or stock awards. To the extent such shares are issued, the interest of holders of our common stock will be diluted.

In addition, we are obliged to issue shares of common stock upon achievement of development milestones related to contingent stock rights, or CSRs, issued in connection with the merger with Valera. As of May 3, 2007, as a result of the FDA approval of SUPPRELIN LA and our possession of a specified amount of inventory of commercially sellable units, approximately 2,300,000 shares are issuable. The achievement of future milestones related to two other outstanding CSRs could result in the issuance of shares, the amount of which is dependent upon the price of Indevus common stock at the time of achievement.

Increased leverage as a result of our convertible debt offering may harm our financial condition and results of operations.

At May 31, 2007, we had $72,000,000 of outstanding debt reflected on our balance sheet relating to the old notes. The noteholders may decide not to convert the old notes and if the price of our common stock at the time the old notes are due does not exceed 150% of the conversion price then in effect for a specified period, then we may not be able to redeem the old notes to cause a conversion. In either case, we may be obligated to repay the old note holders in cash on the July 2008 due date. Similarly, with respect to any new notes we issue, if the price of our common stock at the time the new notes became due did not exceed $8.50 for a specified period, then we may not be able to redeem the new notes to cause a conversion, and then we may be obligated to repay the new note holders in cash on the July 2009 due date.

We may incur additional indebtedness in the future and the old notes or new notes do not restrict our future issuance of indebtedness. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	a portion of our cash flow from operations will be dedicated to the payment of any interest required with respect to outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•	depending on the levels of our outstanding debt, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to the success of our development and commercialization of new pharmaceutical products, general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If we are not able to generate sufficient cash flow from operations or other sources in the future to service our debt, we may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of our indebtedness, including the old notes or any new notes that may be issued;

•	to sell selected assets; or

•	to reduce or delay planned expenditures on clinical trials, and development and commercialization activities.

Such measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

If an active trading market for the new notes does not develop, then the market price of the new notes may decline or you may not be able to sell your new notes.

The new notes comprise a new issue of securities for which there is currently no public market. The new notes that are subject to transfer restrictions are expected to be eligible for trading in The PORTAL Market. However, we do not intend to list the new notes on any national securities exchange or automated quotation system. If the new notes are traded, they may trade at a discount, depending on prevailing interest rates, the market for similar securities, the price of our common stock, our performance and other factors. We do not know whether an active trading market will develop for the new notes. To the extent that an active trading market does not develop, the price at which you may be able to sell the new notes, if at all, may be less than that for the old notes you exchange for them. The new notes and common stock issuable upon conversion of the notes have not been registered under the Securities Act. Unless and until the new notes and underlying common stock are registered, they may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, registration under the Securities Act and applicable state securities laws.

The new notes may not be rated or may receive a lower rating than anticipated.

If one or more rating agencies rates the new notes and assigns the new notes a rating lower than the rating expected by investors, or reduces its rating in the future, the market price of the new notes would be harmed.

The price of the new notes may fluctuate significantly as a result of the volatility of the price for our common stock.

Because the new notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the new notes.

If we are unable to pay all of our debts, you will receive payment on your new notes only if we have funds remaining after we have paid any future secured indebtedness.

The new notes will be unsecured and will be effectively subordinated in right of payment to any future secured indebtedness that we may incur to the extent of the value of the pledged assets. If some or all of our assets are pledged to secure other obligations, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding new notes. In addition, we may be unable to fulfill our obligations to offer to repurchase the new notes upon a change of control.

The new notes will effectively be subordinated to the debt of our subsidiaries.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the new notes to participate in those assets, will be effectively subordinated to the claim of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. Our subsidiaries have no obligation to pay any amounts due on the new notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Furthermore, we are not limited in or prohibited from transferring cash or other assets to our subsidiaries from time to time.

Resales of the new notes and the shares of our common stock issuable upon conversion are restricted.

The new notes and the shares of our common stock for which the new notes may be converted have not been registered under the Securities Act or any state securities laws. Thus, unless they are registered, the new notes and the shares issuable upon conversion may not be offered or sold except pursuant to an exemption from registration under the Securities Act and applicable state laws or in a transaction not subject to such laws. Although we are required to use our reasonable best efforts to register the resale by the holders of the new notes and the shares of our common stock issuable upon conversion of the new notes, registration may not be available to holders at all times and selling holders may, under current law, have a limited number of methods available for reselling the new notes or shares of our common stock.

THE EXCHANGE OFFER

Securities Subject to the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this offer to exchange and the accompanying letter of transmittal, to exchange $1,000 principal amount of new notes for each $1,000 principal amount of validly tendered and accepted old notes. However, the exchange offer is subject to the conditions described in this offer to exchange.

We are relying on Section 3(a)(9) of the Securities Act to exempt the exchange offer from the registration requirements of the Securities Act with respect to the exchange of the outstanding notes for the new notes. We are also relying on Section 18(b)(4)(c) of the Securities Act to exempt the exchange offer from state securities law requirements. We have not filed a registration statement under the Securities Act or any other federal or state securities laws with respect to the new notes that may be deemed to be offered by virtue of this exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer expires at 9:00 a.m., New York City time, on August 6, 2007. We may, however, in our sole discretion, extend the period of time for which the exchange offer is open. References in this offer to exchange to the expiration date mean 9:00 a.m., New York City time, on August 6, 2007, or, if extended by us, the latest date to which the exchange offer is extended by us.

We will keep the exchange offer open for at least 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this offer to exchange, together with the letter of transmittal, on or about the date of this offer to exchange to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are properly exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer at any time prior to the expiration date, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “—Conditions to the Exchange Offer” are not satisfied.

We will give oral or written notice of any extension, amendment, waiver, termination or non-acceptance described above to holders of the old notes promptly. If we amend this exchange offer in any respect or waive any condition to the exchange offer, we will give written notice of the amendment or waiver to the exchange agent and will make a public announcement of the amendment or waiver promptly afterward. If we extend the expiration date we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcements other than by issuing a press release to a national news wire service, such as Business Wire and PR Newswire.

If we consider an amendment to the exchange offer to be material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver in an offer to exchange supplement, and, if required by law, we will extend the exchange offer for an additional period in accordance with applicable law.

Effect of Tender of Old Notes

Any valid tender by a holder of old notes that is not validly withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of this offer to exchange and the letter of transmittal. The acceptance of the exchange offer by a tendering holder of old notes will constitute the agreement by that holder to deliver good and marketable title to the tendered old notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Absence of Dissenters’ Rights

Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Conditions to the Exchange Offer

We will not be required to accept old notes for exchange and may take the actions listed below if, prior to the expiration date, any of the following events occurs:

•	any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

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any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer or impair the contemplated benefits of the exchange offer to us;

•	any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	any extraordinary or material adverse change in United States financial markets generally;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

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any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions; or

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the commencement of a war, act of terrorism or other national or international calamity directly or indirectly involving the United States which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer.

•	any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer;

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any tender or exchange offer, other than this exchange offer by us, with respect to some or all of our outstanding common stock or any merger, acquisition or other business combination proposal involving us is proposed, announced or made by any person or entity; or

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any event or events that have resulted or may result, in our reasonable judgment, in an actual or threatened change in the business condition, income, operations, stock ownership or prospects of Indevus and our subsidiaries, taken as a whole that, in our reasonable judgment, would have a material adverse effect on our company.

If any of the above events occurs, we may:

•	terminate the exchange offer and promptly return all tendered old notes to tendering noteholders;

•	extend the exchange offer and, subject to the withdrawal rights described below under “—Withdrawal of Tenders,” retain all tendered old notes until the extended exchange offer expires;

•	amend the terms of the exchange offer, which may result in an extension of the period of time for which the exchange offer is kept open; or

•	waive the unsatisfied condition, subject to any requirement to extend the period of time during which the exchange offer is open, and complete the exchange offer.

Procedures for Tendering Old Notes

If you hold old notes and wish to exchange them for new notes, you must validly tender, or cause the valid tender of, your old notes using the procedures described in this offer to exchange and in the accompanying letter of transmittal.

Only registered holders of old notes are authorized to tender old notes. The procedures by which you may tender or cause to be tendered your old notes will depend upon the manner in which the old notes are held, as described below.

Tender of Old Notes Held Through a Nominee

If you are a beneficial owner of old notes that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee, you must instruct the record holder promptly and instruct the record holder to tender the old notes on your behalf using one of the procedures described below.

Tender of Old Notes Held Through DTC

Pursuant to authority granted by DTC, if you are a DTC participant that has old notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your old notes as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with old notes credited to their accounts. If you are not a DTC participant, you may tender your old notes by book-entry transfer by contacting your broker or opening an account with a DTC participant. Within two business days after the date of this offer to exchange, the exchange agent will establish accounts with respect to the old notes at DTC for purposes of the exchange offer.

Any participant in DTC may tender old notes by:

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effecting a book-entry transfer of the old notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through DTC’s Automated Tender Offer Program, or ATOP, procedures for transfer; if ATOP procedures are followed, DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that Indevus may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the expiration date of the exchange offer; or

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completing and signing the letter of transmittal according to the instructions and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this offer to exchange.

The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP.

The letter of transmittal, or facsimile thereof, with any required signature guarantees and other required documents, or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal, must be transmitted to and received by the exchange agent at its address set forth on the back cover page of this offer to exchange prior to 9:00 a.m., New York City time, on the expiration date. Delivery of such documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

We will have accepted the validity of tendered old notes if and when we give oral or written notice to the exchange agent. The exchange agent will act as the trustee’s agent for purposes of receiving the new notes from us. If we do not accept any tendered old notes for exchange because of an invalid tender or the occurrence of any other event, the exchange agent will return those old notes to you, without expense, promptly after the expiration date via book-entry transfer through DTC.

Letter of Transmittal

Subject to and effective upon the acceptance for exchange and exchange of new notes for old notes tendered by a letter of transmittal, by executing and delivering a letter of transmittal, or agreeing to the terms of a letter of transmittal pursuant to an agent’s message, a tendering holder of old notes:

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irrevocably sells, assigns and transfers to or upon the order of Indevus all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of the old notes tendered thereby;

•	waives any and all rights with respect to the old notes;

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releases and discharges Indevus and the trustee with respect to the old notes from any and all claims such holder may have, now or in the future, arising out of or related to the old notes, including, without limitation, any claims that such holder is entitled to participate in any redemption of the old notes;

•	represents and warrants that the old notes tendered were owned as of the date of the tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	designates an account number of a DTC participant in which the new notes are to be credited; and

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irrevocably appoints the exchange agent the true and lawful attorney-in-fact of the holder with respect to any tendered old notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the old notes tendered to be assigned, transferred and exchanged in the exchange offer.

Proper Execution and Delivery of Letter of Transmittal

If you wish to participate in the exchange offer, delivery of your old notes, signature guarantees and other required documents to the exchange agent before the expiration dated is your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail with return receipt requested, properly insured, and (2) mail the required items sufficiently in advance of the expiration date with respect to the exchange offer to allow sufficient time to ensure timely delivery. Do not send letters of transmittal or other exchange offer documents to us.

If the letter of transmittal is signed by the holders of old notes tendered thereby, the signatures must correspond with the names as written on the face of the old notes without any change whatsoever.

If any of the old notes tendered thereby are held by two or more holders, each holder must sign the letter of transmittal. If any of the old notes tendered thereby are registered in different names on different old notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

If the letter of transmittal is signed by a person other than the holder of the old notes listed on the letter of transmittal, those old notes must be properly endorsed or accompanied by a properly completed bond power, signed by the holder exactly as the holder’s name appears on those old notes. If the letter of transmittal or any old notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to act must be submitted with the letter of transmittal.

Except as otherwise provided below, all signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, which is referred to as an “eligible institution.” Signatures on a letter of transmittal need not be guaranteed if:

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the letter of transmittal is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the old securities and the holder has not completed the portion entitled “Special Issuance Instructions” on the letter of transmittal; or

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the old notes are tendered for the account of an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.”

Guaranteed Delivery Procedures

If you desire to tender your old notes and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your old notes if:

•	your tender is made through an eligible institution;

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prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed letter of transmittal, a facsimile of such letter of transmittal or an electronic confirmation pursuant to DTC’s ATOP system, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

•	sets forth the name and address of the holder of old notes and the principal amount of old notes tendered;

•	states that the tender is being made thereby; and

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guarantees that within three NYSE trading days after the expiration date a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent.

Acceptance of Old Notes and Delivery of New Notes

If all of the conditions to the exchange offer are satisfied or waived prior to the expiration date, we will accept all old notes properly tendered and not withdrawn as of the expiration date and will issue the new notes promptly after the expiration date. See “—Conditions to the Exchange Offer” above. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	a book-entry confirmation of transfer of old notes into the exchange agent’s account at DTC using the book-entry transfer procedures described above;

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a properly completed and duly executed letter of transmittal, a facsimile of such letter of transmittal or an electronic confirmation of the submitting holder’s acceptance through DTC’s ATOP system; and

•	any other required documents.

The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us and will make the exchange on, or promptly after, the expiration date. Following this exchange the holders in whose names the new notes will be issuable upon exchange will be deemed the holders of record of the new notes.

The reasons we may not accept tendered old notes include:

•	the old notes were not validly tendered pursuant to the procedures for tendering; see “—Procedures for Tendering Old Notes” above;

•	we determine in our reasonable discretion that any of the conditions to the exchange offer have not been satisfied prior to the expiration date; see “—Conditions to the Exchange Offer” above;

•	a holder has validly withdrawn a tender of old notes; see “—Withdrawal of Tenders” below; or

•	we have, prior to the expiration date of the exchange offer, delayed or terminated the exchange offer; see “—Expiration Date; Extensions; Amendments” above.

If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer, we will return any unaccepted or non-exchanged old notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described above, and non-exchanged old notes will be credited to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Old notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and remain subject to the indenture governing the old notes.

Any validly tendered old notes accepted for exchange in the exchange offer will be retired and will not be reissuable.

Consequences of Not Exchanging Old Notes

If the exchange offer is consummated, old notes that are not tendered, or are tendered but not accepted in the exchange offer, will remain outstanding. Accordingly, the old notes will continue to have the benefit of the indenture governing the unexchanged old notes but not the benefit of the indenture governing the new notes. However, any trading market for unexchanged old notes could become significantly limited due to the reduction in the amount of old notes outstanding after completion of the exchange offer, which may adversely affect the market price and price volatility of the old notes. See “Risk Factors—Risks Relating to the Exchange Offer.”

Withdrawal of Tenders

You may withdraw your tender of old notes at any time prior to 9:00 a.m., New York City time, on the expiration date, or any subsequent date to which we extend the expiration date. Holders who wish to exercise their right of withdrawal with respect to the exchange offer must give written notice of withdrawal delivered by mail, hand delivery or facsimile transmission, which notice must be received by the exchange agent on or prior to 9:00 a.m., New York City time, on the expiration date at its address set forth on the back cover page of this offer to exchange. In order to be valid, a notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	specify the aggregate amount of old notes to be withdrawn, if not all of the old notes tendered by the holder are to be withdrawn;

•	contain a statement that you are withdrawing your election to have your old notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees; and

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specify, on the notice of withdrawal, the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility, if you tendered your old notes in accordance with the procedures for book-entry transfer described above.

A valid withdrawal of tendered old notes on or prior to the expiration date shall be deemed a valid revocation of the tender of old notes. Properly withdrawn old notes may be retendered by following the procedures described above under “—Procedures for Tendering Old Notes” at any time on or prior to 9:00 a.m., New York City time, on the expiration date.

You may also withdraw old notes that have not been accepted for exchange at any time after July 6, 2007. Tenders of any old notes will automatically be withdrawn if the exchange offer is terminated without any such old notes being exchanged thereunder or otherwise provided herein. In the event of termination of the exchange offer, the old notes tendered pursuant to the exchange offer will be returned to the tendering holder promptly.

Any attempted withdrawal of previously tendered old notes other than in accordance with the provisions described above will not constitute a valid withdrawal.

Miscellaneous

The conditions described above under “—Conditions to the Exchange Offer” are for our sole benefit. We may assert those conditions with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to them. We may waive, in our discretion, any condition, in whole or in part, at any time prior to the expiration date of the exchange offer. Our failure at any time to exercise our rights under any of the conditions described above does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time prior to the expiration date of the exchange offer. Any determination by us concerning the conditions described above will be final and binding upon all parties.

If a stop order issued by the SEC is threatened or in effect with respect to the qualification of the indenture governing the new notes under the Trust Indenture Act of 1939, as amended, we will not:

•	accept for exchange any old notes tendered; or

•	issue any new notes in exchange for any old notes.

You should note that:

•

All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange, including the letter of transmittal and the instructions to the letter of transmittal, will be determined by us in our sole discretion and our determination shall be final and binding.

•

We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes the acceptance of which might, in our judgment or the judgment of our counsel, be unlawful.

•

We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. If we waive a condition with respect to any particular noteholder, we will waive it for all noteholders. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•

None of us, the exchange agent, the trustee, or any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Exchange Agent

The Bank of New York Trust Company, N.A. has been appointed to act as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth on the back cover page of this offer to exchange. Questions and requests for assistance, requests for additional copies of this offer to exchange or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent at the address set forth on the back cover page of this offer to exchange.

The Bank of New York Trust Company, N.A. will assist us with the distribution of this offer to exchange and the other exchange materials. As compensation for its services, the exchange agent will receive a flat fee in a customary amount, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with its services, including liabilities under the federal securities laws. The exchange agent has not been retained to make solicitations or recommendations. The fees received by the exchange agent will not be based on the aggregate principal amount of old notes tendered in the exchange offer.

Other Fees and Expenses

We will pay the reasonable and customary fees and reasonable out-of-pocket expenses of the exchange agent. We will also pay specified trustee-related fees and expenses and our legal and accounting expenses. We will not pay any fees or commission to any broker-dealer or any other person for soliciting tenders of old notes pursuant to the exchange offer. We will reimburse, upon request, brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. We estimate that the total fees and expenses of the exchange offer will be approximately $90,000.

Tendering holders of old notes will not be required to pay any fee or commission to us. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax.

Purchases of Old Notes by Us

We reserve the right, in our absolute discretion, to purchase or make offers to purchase any old notes that remain outstanding after the expiration date and, to the extent permitted by applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer. Any purchase or offer to purchase will be made only in accordance with applicable law.

DESCRIPTION OF THE NEW NOTES

We will issue the new notes under an indenture, to be dated as of the date we consummate the exchange offer, between us and The Bank of New York Trust Company, N.A., as trustee. The following summarizes some, but not all, of the provisions of the new notes and the indenture. We urge you to read the indenture and the form of certificate evidencing the new notes in their entirety, because they, and not this description, define your rights as a holder of the new notes. You may request a copy of these documents at our address shown under “Documents Incorporated by Reference.” Unless otherwise noted, all references to note or notes under this section entitled “Description of the New Notes” refers to a new note and new notes, respectively.

When we refer to Indevus, “we”, “our” or “us” in this section, we refer only to Indevus Pharmaceuticals, Inc., a Delaware corporation, and not its subsidiaries.

General

Brief Description of the New Notes

We will issue up to $72,000,000 aggregate principal amount of new notes in exchange for the old notes in the exchange offer. The new notes will be:

•	limited to $72.0 million in aggregate principal amount;

•

senior unsecured obligations, ranking equally with all of our existing and future senior unsecured indebtedness (including the old notes) and senior in right of payment to any subordinated indebtedness, but as indebtedness of Indevus, the new notes will be effectively subordinated to all future secured indebtedness to the extent of the value of the related security and to all existing and future indebtedness and liabilities of our subsidiaries;

•	convertible into our common stock at an initial conversion price of $6.656 per share, subject to adjustment as described below under “—Conversion Rights”;

•	redeemable at our option in whole or in part beginning on July 15, 2008 upon the terms set forth under “—Provisional Redemption by Indevus”;

•	subject to repurchase by us at your option if a change of control occurs as set forth below under “—Repurchase at Option of Holders Upon a Change of Control”; and

•	due on July 15, 2009, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

The indenture will not contain any financial covenants and will not restrict us or our subsidiaries from paying dividends, incurring additional debt or issuing or repurchasing our other securities. In addition, the indenture will not protect you in the event of a highly leveraged transaction or a change in control of Indevus except to the extent described below under “—Repurchase at Option of Holders Upon a Change of Control”.

No sinking fund is provided for the new notes. The new notes will not be subject to defeasance. The new notes will be issued only in registered form in denominations of $1,000 and any integral multiple of $1,000 above that amount.

No service charge will be made for any registration of transfer or exchange of new notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

You may present definitive notes for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global notes, see “—Form, Denomination and Registration”.

You may not sell or otherwise transfer the new notes and the common stock issuable upon conversion of the new notes except in compliance with the provisions set forth below under “Notice to Investors”.

Interest

The new notes will bear interest from August 6, 2007 at the rate of 6.25% per year. We will pay interest semiannually in arrears on January 15 and July 15 of each year to the holders of record at the close of business on the preceding January 1 and July 1, respectively, beginning January 15, 2008. There are two exceptions to the preceding sentence:

•	In general, we will not pay accrued and unpaid interest on any new note that is converted into our common stock. See “—Conversion Rights—Conversion Procedures”; and

•

We will pay interest to a person other than the holder of record on the relevant record date if we redeem, or holders elect to require us to repurchase, the new notes on a date that is after the record date and on or prior to the corresponding interest payment date. In this instance, we will pay accrued and unpaid interest on the new notes being redeemed to, but excluding, the redemption date or repurchase date, as the case may be, to the same person to whom we will pay the principal of those new notes.

We will pay the principal of, interest on, and any additional amounts due in respect of the global notes to DTC in immediately available funds.

In the event definitive notes are issued, we will pay interest and any additional amount due on:

•	definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those new notes;

•	definitive notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those new notes; and

•	at maturity, we will pay the principal of and interest on the definitive notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Conversion Rights

General

You may convert any outstanding new notes (or portions of outstanding new notes) into our common stock, initially at the conversion price of $6.656 per share, equal to a conversion rate of approximately 150.2404 shares per $1,000 principal amount of new notes. The conversion price will be subject, however, to adjustment as described below under “—Conversion Price Adjustments”. We will not issue fractional shares of common stock upon conversion of new notes. Instead, we will pay cash to you in an amount equal to the market value of that fractional share based upon the closing sale price of our common stock on the trading day immediately preceding the conversion date. You may convert new notes only in denominations of $1,000 and whole multiples of $1,000.

You may exercise conversion rights at any time prior to the close of business on the business day prior to the final maturity date of the new notes. However, if you are a holder of new notes that have been called for redemption, you must exercise your conversion rights prior to the close of business on the second business day preceding the redemption date, unless we default in payment of the redemption price on the redemption date. In addition, if you have exercised your right to require us to repurchase your new notes because a change of control has occurred, you may convert your new notes into our common stock only if you withdraw your notice and convert your new notes prior to the close of business on the business day immediately preceding the change of control repurchase date.

Conversion Procedures

Except as provided below, if you convert your new notes into our common stock on any day other than an interest payment date, you will not receive any interest that has accrued on these new notes since the prior interest payment date. By delivering to the holder the number of shares issuable upon conversion, determined by dividing the principal amount of the new notes being converted by the conversion price, together with a cash payment, if any, in lieu of fractional shares, we will satisfy our obligation with respect to the converted notes. That is, accrued but unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited.

If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on the interest payment date interest accrued and paid on such new notes, notwithstanding the conversion of such new notes prior to such interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender such new notes for conversion, you must pay us an amount equal to the interest that has accrued and will be paid on the new notes being converted on the interest payment date. The preceding sentence does not apply, however, to a holder that converts, after a record date for an interest payment date but prior to the corresponding interest payment date, new notes that we call for redemption prior to such conversion on a redemption date that is on or prior to the third business day after such interest payment date. Accordingly, if we call your new notes for redemption on a date that is after a record date for an interest payment date but on or prior to the third business day after the corresponding interest payment date, and prior to the redemption date you choose to convert your new notes, you will receive on the date that has been fixed for redemption the amount of interest you would have received if you had not converted your new notes.

You will not be required to pay any transfer taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any transfer tax or duties which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than yours. Certificates representing shares of common stock will be issued or delivered only after all applicable transfer taxes and duties, if any, payable by you have been paid.

To convert interests in a global note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. To convert a definitive note, you will be required to:

•	complete the conversion notice on the back of the note (or a facsimile of it);

•	deliver the completed conversion notice and the new notes to be converted to the specified office of the conversion agent;

•	pay all funds required, if any, relating to interest on the new notes to be converted to which you are not entitled, as described in the second preceding paragraph; and

•	pay all transfer taxes or duties, if any, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The new notes will be deemed to have been converted immediately prior to the close of business on the conversion date. We will deliver, or cause to be delivered, to you a certificate for the number of shares of common stock into which the new notes are converted (and cash in lieu of any fractional shares) as soon as practicable on or after the conversion date.

Conversion Price Adjustments

We will adjust the initial conversion price for certain events, including:

(1) issuances of our common stock as a dividend or distribution on our common stock;

(2) certain subdivisions, combinations or reclassifications of our common stock;

(3) issuances to all or substantially all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock;

(4) distributions to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets (including securities, but excluding:

•	the rights and warrants referred to in paragraph (3) above;

•

any dividends and distributions in connection with a reclassification, consolidation, merger, statutory share exchange, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the fourth succeeding paragraph;

•	any dividends or distributions paid exclusively in cash; or

•	common stock distributions referred to in paragraph (1) above);

(5) dividends or other distributions consisting exclusively of cash to all or substantially all holders of our common stock, other than dividends or distributions made in connection with our liquidation, dissolution or winding-up; and

(6) purchases of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

We will not make any adjustment if holders may participate in the transaction or in certain other cases. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities, applicable to one share of common stock, distributed to stockholders:

•	equals or exceeds the average closing price of the common stock over the ten consecutive trading period ending on the record date for such distribution, or

•

such average closing price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion price, the holder of a new note will be entitled to receive upon conversion, in addition to the shares of common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such new notes immediately prior to the record date for determining the shareholders entitled to receive the distribution.

We will not make an adjustment in the conversion price unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

In the event that we distribute shares of capital stock of a subsidiary of ours, the conversion price will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

If we:

•	reclassify or change our common stock (other than changes resulting from a subdivision or combination); or

•	consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, each outstanding new note would, without the consent of any holders of new notes, become convertible only into the consideration the holders of new notes would have received if they had converted their new notes immediately prior to such reclassification, change, consolidation, merger, statutory share exchange, combination, sale or conveyance.

We may not become a party to any such transaction unless its terms are consistent with the foregoing. If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price (including an adjustment at our option), you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See “United States Federal Income Tax Consequences”.

We may from time to time, to the extent permitted by law, reduce the conversion price of the new notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

If we adjust the conversion price pursuant to the above provisions, we will issue a press release through a national news wire service, such as Business Wire and PR Newswire containing the relevant information and make this information available on our web site or through another public medium as we may use at that time.

Provisional Redemption by Indevus

We may not redeem the new notes in whole or in part at any time prior to July 15, 2008. At any time on or after July 15, 2008, we may redeem some or all of the new notes on at least 30 but not more than 60 days notice, at redemption price equal to 100% of the principal amount of new notes to be redeemed; provided, that, the Current Market Value of our common stock equals or exceeds $8.50 for at least 20 trading days in any consecutive 30 trading day period ending on the trading day prior to the date the notice of the provisional redemption is mailed. The “Current Market Value” means the closing sale price of our common stock, as reported on the Nasdaq Stock Market or the principal national securities exchange or inter-dealer quotation system on which our common stock is then listed, on such trading day.

In addition, we will pay interest on the new notes being redeemed, including those new notes which are converted into our common stock after the date the notice of the redemption is mailed and prior to the third business day after the provisional redemption date. This interest will include interest accrued and unpaid to, but excluding, the provisional redemption date. In this instance, we will pay accrued and unpaid interest on the new notes being redeemed to, but excluding, the provisional redemption date to the same person to whom we will pay the principal of these new notes.

Procedures for Partial Redemption

If we do not redeem all of the new notes, the trustee will select the new notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any new notes are to be redeemed in part only, we will issue a new note or new notes in principal amount equal to the unredeemed principal portion thereof. If a portion of your new notes is selected for partial redemption and you convert a portion of your new notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders Upon a Change of Control

Repurchase Upon a Change of Control

If a change of control occurs, holders may require us to repurchase all of their new notes not previously called for redemption, or any portion of those new notes that is equal to $1,000 or a whole multiple of $1,000, at a repurchase price equal to 100% of the principal amount of the new notes to be repurchased plus any accrued and unpaid interest to, but excluding, the repurchase date.

A “change of control” will be deemed to have occurred at such time after the original issuance of the new notes when any of the following has occurred:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•	the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

•

the consolidation or merger of us with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

(1) any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

•

pursuant to which the holders of 50% of more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; and

(2) any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

However, a change of control will be deemed not to have occurred if:

•	the closing sale price per share of our common stock for any five trading days within:

•

the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first or second bullet point above; or

•	the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the third bullet point above,

equals or exceeds 110% of the conversion price of the new notes in effect on each such trading day; or

•

all of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) constituting a change of control consists of shares of common stock traded or to be traded immediately following such change of control on a national securities exchange or the Nasdaq Stock Market and, as a result of the transaction or transactions, the new notes become convertible solely into such common stock (and any rights attached thereto).

Beneficial ownership shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act (except that a person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition). The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) under the Exchange Act.

“Continuing directors” means, as of any date of determination, any member of the board of directors of Indevus who:

•	was a member of the board of directors on the date of this offer to exchange; or

•

was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of new director’s nomination or election.

The definition of “change of control” includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our properties and assets. There is no precise, established definition of the phrase “substantially all” under applicable law. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity’s income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a change of control may have occurred and, accordingly, as to whether or not the holders of new notes will have the right to require us to repurchase their new notes.

Repurchase Right Procedures

Within 30 days after the occurrence of a change of control, we will be required to give notice to all holders of the occurrence of the change of control and of their resulting repurchase right. The repurchase date will be no later than 30 days after the date we give that notice. The notice will be delivered to the holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to repurchase their new notes as described below.

If holders have the right to cause us to repurchase their new notes as described above, we will issue a press release through a national news wire service, such as Business Wire and PR Newswire containing the relevant information and make this information available on our web site or through another public medium as we may use at that time.

To elect to require us to repurchase new notes, each holder must deliver the repurchase notice so that it is received by the paying agent no later than the close of business on the second business day immediately prior to the repurchase date, unless we specify a later date, and must state certain information, including:

•	the certificate numbers of the holders’ new notes to be delivered for repurchase;

•	the portion of the principal amount of new notes to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the new notes are to be repurchased by us pursuant to the applicable provision of the indenture.

A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state certain information, including:

•	the principal amount of new notes being withdrawn;

•	the certificate numbers of the new notes being withdrawn; and

•	the principal amount, if any of the new notes that remain subject to the repurchase notice.

The Exchange Act requires the dissemination of certain information to security holders and that an issuer follow certain procedures if an issuer tender offer occurs, which requirements may apply if the repurchase right summarized above becomes available to holders of the new notes. In connection with any offer to require us to repurchase new notes as summarized above we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other required schedule or form under the Exchange Act.

Our obligation to pay the repurchase price for new notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the new notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the new notes to be paid promptly following the later of the repurchase date or the time of delivery of the new notes, together with such endorsements.

If the paying agent holds money sufficient to pay the repurchase price of the new notes for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the new notes will cease to be outstanding and interest on the new notes will cease to accrue, whether or not the new notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the new notes.

We may, to the extent permitted by applicable law and the agreements governing any of our other indebtedness at the time outstanding, at any time purchase the new notes in the open market or by tender at any price or by private agreement. Any new notes so purchased by us shall be surrendered to the trustee for cancellation. Any new notes surrendered to the trustee may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any new note surrendered to the trustee for cancellation may not be reissued or resold and will be canceled promptly.

Limitations on Repurchase Rights

The repurchase rights described above may not necessarily protect holders of the new notes if a highly leveraged or another transaction involving us occurs that may adversely affect holders.

Our ability to repurchase new notes upon the occurrence of a change of control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of our existing or future indebtedness. Further, we cannot assure you that, in that event, we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the new notes that might be delivered by holders of new notes seeking to exercise the repurchase right. Any failure by us to repurchase the new notes when required following a change of control would result in an event of default under the indenture. Any such default may, in turn, cause a default under our other indebtedness that may be outstanding at that time. In addition, our ability to repurchase new notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and other provisions in agreements that may govern our other indebtedness outstanding at the time.

The change of control repurchase provision of the new notes may, in certain circumstances, make more difficult or discourage a takeover of our company. The change of control repurchase feature, however, is not the result of our knowledge of any specific effort by others to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer solicitation or otherwise or by management to adopt a series of antitakeover provisions. Instead, the change of control purchase feature is a standard term contained in convertible securities similar to the new notes.

Consolidation, Merger, Etc.

The indenture will provide that we may, without the consent of the holders of any of the new notes, consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to another person as long as, among other things:

•	the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	that person assumes all of our obligations under the indenture and the new notes; and

•

Indevus or such successor is not then or immediately thereafter in default under the indenture and no event which, after notice or lapse of time, would become an event of default under the indenture, shall have occurred and be continuing.

The occurrence of certain of the foregoing transactions could also constitute a change of control under the indenture. The covenant described above includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our properties and assets. There is no precise, established definition of the phrase “substantially all” under applicable law. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity’s income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not the restrictions on the sale, lease or disposition of our assets described above apply to a particular transaction.

Events of Default

Each of the following will constitute an event of default under the indenture:

(1) our failure to pay when due the principal of any of the new notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

(2) our failure to pay an installment of interest (including additional amounts, if any) on any of the new notes for 30 days after the date when due;

(3) our failure to perform or observe any other covenant or agreement contained in the new notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the new notes then outstanding;

(4) a default under any indebtedness for money borrowed by us or any of our subsidiaries that is a “significant subsidiary” (as defined in Rule 405 of the Securities Act) the aggregate outstanding principal amount of which is in an amount in excess of $5.0 million, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the new notes then outstanding, which default:

•	is caused by a failure to pay principal or interest when due on such indebtedness by the end of the applicable grace period, if any, unless such indebtedness is discharged; or

•	results in the acceleration of such indebtedness, unless such acceleration is waived, cured, rescinded, annulled or such indebtedness is discharged; and

(5) certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a significant subsidiary.

The indenture will provide that the trustee will, within 90 days of the occurrence of a default, give to the registered holders of the new notes notice of all uncured defaults or events of default known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default or event of default in the payment of the principal of or interest on, any of the new notes when due or in the payment of any redemption or repurchase obligation.

If an event of default specified in clause (5) above occurs and is continuing with respect to us, then automatically the principal of all the new notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (5) above with respect to us (the default not having been cured or waived as provided under “—Modifications and Amendments” below), the trustee or the holders of at least 25% in aggregate principal amount of the new notes then outstanding may declare the new notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of new notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the new notes then outstanding if all events of default (other than the nonpayment of amounts due solely as a result of such acceleration) have been cured or waived.

The indenture will contain a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of new notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the new notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Modifications and Amendments

Changes Requiring Approval of Each Affected Holder

Except as set forth below and under “—Changes Requiring No Approval,” we and the trustee may amend or supplement the indenture or the new notes with the consent of the holders of a majority in aggregate principal amount of the outstanding new notes. However, the indenture, including the terms and conditions of the new notes, will not be able to be modified or amended without the written consent or the affirmative vote of the holder of each new note affected by such change to:

•	change the maturity of the principal of or the date any installment of interest (including any payment of additional amounts) is due on any new note;

•	reduce the principal amount, repurchase price or redemption price of, or interest (including any payment of additional amounts) on, any new note;

•	change the currency of payment of such new note or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or on conversion of any new note;

•	modify our obligations to maintain an office or agency in New York City;

•

except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase rights of holders or the conversion rights of holders of the new notes;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of new notes; or

•	reduce the percentage in aggregate principal amount of new notes outstanding necessary to modify or amend the indenture or to waive any past default.

Changes Requiring No Approval

The indenture, including the terms and conditions of the new notes, may be modified or amended by us and the trustee, without the consent of any holders of new notes, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of new notes;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of new notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

•	providing for the assumption of our obligations to the holders of new notes in the case of a merger, consolidation, conveyance, transfer or lease;

•	reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of new notes;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•

curing any ambiguity or correcting or supplementing any defective provision contained in the indenture, provided that such modification or amendment does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of new notes in any material respect; or

•

adding or modifying any other provisions with respect to matters or questions arising under the indenture that we and the trustee may deem necessary or desirable and that will not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of new notes.

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our directors, officers, employees or stockholders, as such, shall have any liability for any of our obligations under the new notes or the indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a new note, each noteholder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the new notes.

Governing Law

The indenture and the new notes will be governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee and the Transfer Agent

The Bank of New York Trust Company, N.A., as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the new notes. American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Transfer Restrictions

New notes issued in exchange for outstanding notes represented by CUSIP No. 454072 AB5 will be freely transferable by the holders thereof, unless such holders are our affiliates. New notes issued in exchange for outstanding notes represented by CUSIP No. 454072 AA7 are transfer restricted securities under the Securities Act, and may not be offered or sold in the public market absent registration under the Securities Act or an exemption from Securities Act registration. See “Transfer Restrictions” beginning on page 51. The holders of new notes will not be entitled to any registration rights. Holders of new notes that are transfer restricted securities may be able to tack their holding periods for the outstanding notes to the holding periods of the new notes for purposes of calculating the two year holding period under Rule 144(k), and, as a result such new notes should become freely transferable by such holders under Rule 144(k) following the exchange, unless such holders are our affiliates.

Rule 144A Information

We will furnish to the holders, beneficial holders and prospective purchasers of the new notes and the common stock into which the new notes are convertible, upon their request, the information required by Rule 144A(d)(4) under the Securities Act until such time as these securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of Indevus.

Form, Denomination and Registration

Denomination and Registration

The new notes will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global Notes; Book-Entry Form

Except as provided below, the new notes will be evidenced by one or more global notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC’s nominee.

Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in a global new note directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and procedures and will be settled in same-day funds. Holders may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and procedures and will be settled in same-day funds.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes:

•	will not be entitled to have certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of certificates in definitive form; and

•	will not be considered holders of the global notes.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global note to transfer the beneficial interest in the global note to such persons may be limited.

We will wire, through the facilities of the trustee, payments of principal of and interest on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes. None of Indevus, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.

It is DTC’s current practice, upon receipt of any payment of principal of and interest on the global notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the new notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in new notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name”.

If you would like to convert your new notes into common stock pursuant to the terms of the new notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the new notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

Neither Indevus nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of new notes, including, without limitation, the presentation of new notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the new notes for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days or an event of default has occurred and is continuing with respect to the new notes, we will cause new notes to be issued in definitive form in exchange for the global notes. None of Indevus, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

FINANCIAL STATEMENTS

Financial Information. We incorporate by reference the financial statements and notes thereto on pages F-1 through F-29 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, and the information contained in Part I, Item 1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. See the section “Where You Can Find More Information” on page 52 hereof for instructions on how you can obtain copies of our filings with the Securities and Exchange Commission, including filings that contain our financial statements. At March 31, 2007, our book value per share was $2.55.

The financial information contained in this offer to exchange, including the Summary Financial Information contained on page 3 hereof, should be read in conjunction with “Special Note Regarding Forward-Looking Statements” included elsewhere in this offer to exchange and our historical financial statements included in our annual report on Form 10-K for the year ended September 30, 2006 and our quarterly report on Form 10-Q for the quarterly period ending March 31, 2007, which have been filed with the Securities and Exchange Commission and are incorporated by reference into this offer to exchange.

RATIO OF EARNINGS TO FIX ED CHARGES

The following table shows the ratio of earnings to fixed charges for Indevus for the periods indicated. In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and cumulative effect of accounting change and fixed charges.

	Fiscal Years Ended September 30,		Six Months Ended March 31,
	2005	2006	2006	2007
Ratio of earnings to fixed charges	—	—	—	—

(1)	The ratio of earnings to fixed charges is not presented for the fiscal years ended September 30, 2005 and 2006 or for the six month periods ended March 31, 2006 and 2007 because in each such period fixed charges exceeded earnings due to our operating losses incurred in these periods. Fixed charges exceeded earnings by approximately $50,000,000 for the fiscal years ended September 30, 2005 and 2006 and by $23,000,000 for the six month periods ended March 31, 2006 and 2007. We calculated earnings by adding (i) income from continuing operations, plus (ii) one third of rent expense which is deemed representative of an interest factor, plus (iii) interest expense. We calculated fixed charges by adding (i) one third of rent expense which is deemed representative of an interest factor, plus (ii) interest expense, plus (iii) dividends on preferred stock.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on The Nasdaq Global Market under the symbol “IDEV.” The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as reported on The Nasdaq Global Market (and its predecessor markets).

	High	Low
Fiscal Year 2005
First Quarter	$7.45	$5.85
Second Quarter	6.08	2.73
Third Quarter	3.78	2.41
Fourth Quarter	3.42	2.55

Fiscal Year 2006
First Quarter	$5.43	$2.50
Second Quarter	6.75	4.92
Third Quarter	6.32	4.25
Fourth Quarter	6.48	4.99

Fiscal Year 2007
First Quarter	$8.06	$5.58
Second Quarter	7.48	6.18
Third Quarter	7.85	6.10
Fourth Quarter (through July 5, 2007)	6.92	6.56

DIVIDEND POLICY

We have not paid any dividends on our common stock since our inception and do not anticipate paying any dividends on our common stock in the foreseeable future. Any dividends paid or declared on our shares of common stock will be subject to the preferential dividend of $0.1253 per share payable on the outstanding Indevus Series B Preferred Stock ($30,000 per annum), $1.00 per share payable on the outstanding Indevus Series C Preferred Stock ($5,000 per annum) and dividends payable on any other preferred stock that we may issue. Our present intention is to retain our earnings for the future operation and expansion of our business. Any future payment of dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness and other factors that our board of directors deems relevant.

DESCRIPTION OF CAPITAL STOCK

The following summary of our capital stock is subject in all respects to the applicable provisions of the Delaware General Corporation Law, or DGCL, our restated certificate of incorporation, as amended, our certificate of designation which sets forth the rights and preferences of certain of our preferred stock and our bylaws, as amended. The following summary of certain provisions of the common stock and preferred stock is not complete and may not contain all the information important to you. We encourage you to read this offer to exchange, the relevant provisions of the DGCL, our restated certificate of incorporation, our certificate of designation and our bylaws, which are incorporated by reference in their entirety into this offer to exchange.

Authorized Capital Stock

Under our restated certificate of incorporation, as amended, we are authorized to issue up to 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

As of May 31, 2007, there were 74,616,379 shares of common stock issued and outstanding held of record by approximately 615 record holders. Holders of common stock are entitled to one vote at all meetings of stockholders for each share held by them. Holders of common stock have no preemptive rights and have no other rights to subscribe for additional shares or any conversion right or right of redemption. Holders of common stock are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefor. Subject to the rights of holders of preferred stock, if any, upon liquidation, all such holders are entitled to participate pro rata in our assets available for distribution. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our restated certificate of incorporation authorizes the issuance of 5,000,000 shares of preferred stock. The board of directors, within the limitations and restrictions contained in the certificate of incorporation and without further action by our stockholders, has the authority to issue preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. To the extent shares of preferred stock with voting rights are issued, such issuance affects the voting rights of the holders of our common stock by increasing the number of outstanding shares entitled to vote and, if applicable, by the creation of class or series voting rights. In addition, while the issuance of preferred stock can provide flexibility in connection with acquisitions and other corporate purposes, any issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of Indevus and may adversely affect the rights of holders of common stock. We currently have no agreements or arrangements to issue any additional shares of preferred stock or to establish or designate any additional series of preferred stock.

In November 1992 and June 1993, we sold 239,425 shares of Series B preferred stock and 5,000 shares of Series C preferred stock, respectively, to Wyeth, for an aggregate purchase price of $3,500,000. Until the date Wyeth ceases to be the registered holder of all of the outstanding preferred stock of at least one series, we may not, without the approval of the majority of the outstanding shares of all series of preferred stock issued to Wyeth, (i) issue shares of stock having a preference or, except shares issued to Wyeth, ranking pari passu with the outstanding series; (ii) reclassify any shares of stock to shares having a preference over any such series; (iii) make any amendment to our certificate of incorporation or by-laws adversely affecting the rights of holders of such series; (iv) pay dividends or make any other distribution on any common stock, except a distribution payable entirely in common stock, unless at the same time a payment is made to the holder of such series equal to the amount the holder would have been entitled to had such holder converted its Series B and Series C preferred stock into common stock; (v) repurchase or redeem any shares of Indevus’ common stock; or (vi) guarantee any indebtedness of any third party, except a subsidiary.

In deciding all matters that come before a meeting of stockholders, other than the election of directors for which preferred stock is not entitled to vote, the holders of the Series B preferred stock and Series C preferred stock are entitled to cast an aggregate of 568,850 votes relating to the 622,222 shares of common stock issuable upon conversion of the respective shares of preferred stock. The holders of the common stock and preferred stock vote together as a single class, except for those matters on which holders of preferred stock are entitled to vote as a separate class.

As of May 31, 2007, we had 239,425 and 5,000 shares of Series B and Series C preferred stock outstanding, respectively.

Options, Stock Awards and Deferred Stock Units

As of May 31, 2007, approximately 13,225,518 shares of Common Stock were issuable upon exercise of outstanding options, performance stock awards and deferred stock units, certain of which may be subject to anti-dilution provisions which provide for the adjustment to the conversion price and number of shares for option holders if we issue additional securities below certain prices.

Transfer Agent And Registrar

American Stock Transfer & Trust Company, New York, New York, serves as transfer agent and registrar for our common stock.

Nasdaq Global Market Listing

Our common stock trades on The Nasdaq Global Market under the symbol “IDEV.”

Arrangements With Others Concerning Our Securities

Except for outstanding options to purchase shares, stock awards and deferred stock units granted to certain employees (including executive officers), as well as our outstanding preferred stock, all as discussed above, and except as otherwise described in this offer to exchange, including documents incorporated by reference, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the exchange offer and the ownership and disposition of the new notes and common stock into which the new notes are convertible, which we refer to as the “common stock,” but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, which we refer to as the “IRS,” with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. For purposes of this discussion, the term “notes” refers to both old notes and new notes.

This summary is limited to holders who receive the new notes in exchange for old notes pursuant to the exchange offer or, with respect to the discussion under “—Consequences of the Exchange Offer—Non-Exchanging Holders” below, holders who do not exchange their old notes pursuant to the exchange offer, and, in each case, who hold notes and the common stock as capital assets within the meaning of the Code. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	holders liable for alternative minimum tax;

•	tax-exempt entities;

•	real estate investment trusts;

•	regulated investment companies;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities (except to the extent specifically set forth below);

•	persons that own, or are deemed to own, more than 5% of our common stock (except to the extent specifically set forth below);

•	persons that, on the date of acquisition of the notes, own notes with a fair market value of more than 5% of the aggregate fair market value of our common stock;

•	certain former citizens or long-term residents of the United States;

•	investors in pass-through entities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar; or

•	persons that hold the notes as part of a hedging, integrated, conversion or constructive sales transaction or a straddle.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership holding notes or common stock is urged to consult the partner’s own tax advisors as to the federal, state, local and other tax consequences of the exchange, ownership and disposition of the notes.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of notes that is:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A Non-U.S. Holder is a beneficial owner of notes that is not a U.S. Holder.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES AND THE COMMON STOCK ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

CONSEQUENCES OF THE EXCHANGE OFFER

Exchanging Holders

The exchange of the old notes for new notes will be treated for U.S. federal income tax purposes as an exchange only if, taking into account the differences between the terms of the old notes and the new notes, there is deemed to be a “significant modification” of the old notes as determined for U.S. federal income tax purposes. The exchange will be a significant modification if, based on all facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” Although it is not entirely clear, we intend to take the position that the differences between the terms of the old notes and the new notes are not economically significant and do not constitute a significant modification of the old notes and, as a result, that the exchange of old notes for new notes will not constitute an exchange for U.S. federal income tax purposes. Assuming that the exchange of old notes for new notes does not constitute a significant modification of the old notes, an exchanging holder will not recognize any gain or loss as a result of the exchange, and such a holder will have the same tax basis and holding period in the new notes as the holder had in the old notes immediately prior to the exchange. There can be no assurance that the IRS will agree that the exchange does not constitute a significant modification of the old notes for U.S. federal income tax purposes.

The discussions under “—Tax Consequences to U.S. Holders of New Notes and Common Stock” and “—Tax Consequences to Non-U.S. Holders of New Notes and Common Stock” below assume that the exchange is not treated as a significant modification of the old notes for U.S. federal income tax purposes. Furthermore, by acceptance of the new note, an exchanging holder agrees to report the exchange of old notes for new notes as not constituting a significant modification of the old notes for U.S. federal income tax purposes.

If the exchange of old notes for new notes is found to constitute a significant modification of the old notes, the exchange might be treated as a “recapitalization” for U.S. federal income tax purposes.

If the exchange were treated as a recapitalization, you should not recognize any gain or loss on the exchange and you should have the same adjusted tax basis and holding period in the new notes as you had in the old notes immediately before the exchange. The exchange would constitute a recapitalization, however, only if the notes were treated as “securities” for U.S. federal income tax purposes. The term “security” is not defined in the Code or Treasury Regulations and has not been clearly defined by judicial decisions or IRS pronouncements. Whether a debt instrument constitutes a security depends on a variety of factors, including the term of the instrument. A debt instrument with a term of five years or less generally does not qualify as a security, and a debt instrument with a term of ten years or more generally does qualify as a security. The treatment as a security of a debt instrument with a term between five and ten years is unclear. Because both we and the holders have the right to cause a redemption of the notes at certain times prior to maturity of the notes, the notes may be viewed as having terms of less than ten years and, as a result, may not constitute securities for U.S. federal income tax purposes.

If the exchange of old notes for new notes were found to constitute a significant modification of the old notes, and if the old notes and/or the new notes were not treated as securities, the exchange would be a taxable transaction for U.S. federal income tax purposes. In such case, you would recognize gain or loss in the manner described below under “—Tax Consequences to U.S. Holders of New Notes and Common Stock” or “—Tax Consequences to Non-U.S. Holders of New Notes and Common Stock” as applicable, treating the issue price of the new notes (as described below) as the amount realized in the exchange. Your holding period in the new notes would begin the day after the exchange, and your tax basis in the new notes generally would equal the issue price of the new notes.

If the exchange of old notes for new notes is found to constitute a significant modification of the old notes, and as a result is treated as an exchange for tax purposes, it will be necessary to determine the “issue price” of the new notes whether the exchange is treated as a recapitalization or as a taxable exchange. If either the old notes or the new notes are traded on an established securities market for purposes of the original issue discount provisions of the Code, the “issue price” of the new notes would equal the fair market value of the publicly traded notes as of the date the new notes are issued. In such case, the new notes would be issued with original issue discount if their stated redemption price at maturity (generally, the amount we are required to pay upon maturity of a new note) exceeded their issue price, or, alternatively, would be issued with bond premium if your adjusted tax basis in the new notes exceeded the amount payable in respect of such new notes at maturity.

If both the old notes and the new notes are not so traded, the issue price of the new notes would equal their “imputed principal amount” within the meaning of the Code because the interest rate on the new notes is less than the applicable federal rate for a debt instrument with a term equal to the term of the new notes. The imputed principal amount of a new note generally would equal the sum of the present values of all payments due under the new note, using a discount rate equal to the applicable federal rate in effect at the time of the exchange offer. In such case, a new note would be issued with original issue discount because the issue price of a new note would be less than its stated redemption price at maturity.

Subject to a statutory de minimis rule, you would be required to include any original issue discount in income on a constant yield to maturity basis over the term of the new notes and in advance of your receipt of cash payments attributable to such income.

Non-Exchanging Holders

If you are a holder of old notes that does not exchange your old notes for new notes in the exchange offer, you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange offer. You will continue to have the same tax basis and holding period in your old notes as you had prior to the exchange offer.

CONSEQUENCES OF THE NEW NOTES AND COMMON STOCK

Treatment of Convertible New Notes as Debt

The new notes will be treated as debt for federal income tax purposes.

Tax Consequences to U.S. Holders of New Notes and Common Stock

The following is a summary of the principal U.S. federal income tax consequences resulting from the ownership and disposition of the new notes and common stock by U.S. Holders.

Payment of Interest

Stated interest on a new note generally will be includable in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Redemption of the New Notes

Upon the sale, exchange or redemption of a new note, a U.S. Holder generally will realize and recognize capital gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or redemption and the U.S. Holder’s adjusted tax basis in such new note. For these purposes, the amount realized on the sale, exchange or redemption of the new notes is equal to the amount of cash plus the fair market value of any other property received, but does not include any amount attributable to accrued but unpaid interest, which will be taxable as such unless previously taken into account. A U.S. Holder’s adjusted tax basis in a new note generally will be the U.S. dollar value of the purchase price of such new note on the date of purchase. Gain or loss so recognized will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange or redemption, the new note was held for more than one year. The deductibility of net capital losses is subject to limitations.

Constructive Dividends

The conversion price of the new notes is subject to adjustment under certain circumstances. Under Section 305 of the Code, adjustments to the conversion price that increase a holder’s proportionate share of our assets or our earnings may in certain circumstances result in a constructive taxable dividend (to the extent of our current and accumulated earnings and profits, as further described under “—Dividends on Common Stock,” below) to such holder, as determined under U.S. federal income tax principles.

Generally, an increase in the conversion ratio pursuant to a bona-fide reasonable formula in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable dividend. Certain adjustments provided in the new notes (including, without limitation, adjustments to the conversion price of the new notes in connection with taxable dividends to our stockholders) will not qualify as being pursuant to a bonafide reasonable formula. If such an adjustment is made, you will be deemed to have received a distribution taxable as a dividend to the extent of our current and accumulated earnings and profits even though you have not received any cash or property as a result of the adjustment. Similarly, a failure to adjust the conversion price of the new notes to reflect a stock dividend or similar event could in some circumstances give rise to constructive dividend income to U.S. Holders of common stock.

Conversion of the New Notes

A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a new note into common stock, except with respect to cash received in lieu of a fractional share of common stock. A U.S. Holder’s tax basis in the common stock received on conversion of a new note will be the same as such U.S.

Holder’s adjusted tax basis in the new note at the time of conversion reduced by any basis allocable to a fractional share. The holding period for the common stock received on conversion will generally include the holding period of the new note converted.

Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the U.S. Holder’s adjusted tax basis in the fractional share). The fair market value of the shares of common stock received which is attributable to accrued interest will be taxable as ordinary interest income.

Dividends on Common Stock

Generally, a distribution by us with respect to our common stock will be treated as a dividend to the extent of our current or accumulated earnings and profits as of the year of such distribution, then as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the common stock that such U.S. Holder holds and thereafter as gain from the sale of exchange of such stock.

Sale of Common Stock

Upon the sale or exchange of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such U.S. Holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term if the U.S. Holder’s holding period is more than one year and will be short-term if the holding period is equal to or less than one year.

Tax Consequences to Non-U.S. Holders of New Notes and Common Stock

The following discussion is a summary of the principal U.S. federal income and estate tax consequences resulting from the ownership of the new notes or common stock by Non-U.S. Holders. Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” corporations that accumulate earnings to avoid federal income tax, or in certain circumstances, United States expatriates. Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payment of Interest

Subject to the discussion below of backup withholding, interest paid on the new notes to a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding obligation under the “portfolio interest” exception if:

(1) such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder;

(2) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

(3) the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership (for this purpose, the holder of new notes would be deemed to own constructively the common stock into which it could be converted);

(4) (a) the Non-U.S. Holder, under penalty of perjury, certifies that he, she or it is not a U.S. person (as defined in Section 7701(a)(3) of the Code) and provides his, her or its name and address (which certification may be made on the applicable IRS Form W-8 (or successor form)) or (b) the Non-US Holder holds its new notes through certain foreign intermediaries or certain foreign partnerships and the certification requirements of applicable Treasury Regulations are satisfied; and

(5) the Non-U.S. Holder is not a bank receiving interest on the new notes pursuant to a loan agreement entered into in the ordinary course of its trade or business.

The certification described in clause 4 above may also be provided by a qualified intermediary on behalf of one or more beneficial owners (or other intermediaries), provided that such intermediary has entered into a withholding agreement with the IRS and certain other conditions are met.

A holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% on payments of interest, unless the interest is effectively connected with the conduct of a U.S. trade or business of the holder or a lower treaty rate applies and, in either case, the Non-U.S. Holder provides us with proper certification on the applicable IRS Form W-8 (or successor form) as to the holder’s exemption from withholding. If the interest is effectively connected to the conduct of a U.S. trade or business of the Non-U.S. Holder, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally. In addition, with respect to corporate holders and under certain circumstances, a Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the U.S. trade or business For this purpose, interest will be included in the earnings and profits of such foreign corporation. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

Sale, Exchange or Redemption

Subject to the discussion below on backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding on the gain realized on the sale, exchange or redemption of a new note, or the sale or exchange of common stock, unless:

(1) the gain is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder;

(2) in the case of an individual Non-U.S. Holder, such holder is present in the United States for 183 days or more in the year of such sale, exchange or redemption and certain other requirements are met; or

(3) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

An individual Non-U.S. Holder described in (1) above will be subject of U.S. federal income tax on the net gain derived from the sale. An individual Non-U.S. Holder described in (2) above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States. A Non-U.S. Holder that is a foreign corporation and is described in (1) above will be subject to tax on gain at regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at 30% rate or lower rate if so specified by an applicable income tax treaty.

Constructive Dividends

The conversion price of the new notes is subject to adjustment under certain circumstances. Adjustments to the conversion price that increase a holder’s proportionate share of assets or earnings may in certain circumstances result in a constructive dividend to such holder, which will generally be subject to a 30% U.S. Federal withholding tax (see, generally, the discussion of “Dividends on Common Stock” below).

Conversion of the New Notes

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of a new note into shares of common stock. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a new note or common stock.

Dividends on Common Stock

Subject to the discussion below on backup withholding, dividends, if any, paid on the common stock to a Non-U.S. Holder that are not treated as effectively connected to a trade or business carried on by the Non-U.S. Holder in the United States generally will be subject to a 30% U.S. federal withholding tax, subject to reduction for Non-U.S. Holders eligible for the benefits of certain income tax treaties. Dividends for this purpose may include stock distributions treated as deemed dividends as discussed in “Tax Consequences to U.S. Holders of New Notes and Common Stock—Constructive Dividends” above. A Non-U.S. Holder who wishes to claim the benefits of an applicable tax treaty will be required to satisfy certain certification and other requirements.

Except to the extent otherwise provided under an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (and if required by an applicable tax treaty, is attributable to a permanent establishment maintained in the United States). Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a U.S. branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

U.S. Federal Estate Tax

A new note held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual’s death, payments with respect to such new note would not have been effectively connected with the conduct by such individual of a trade or business in the United States. However, common stock held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) will be included in such individual’s estate for U.S. federal estate tax purposes, and the rate of tax that applies thereto may be reduced or eliminated if an applicable estate tax treaty otherwise applies.

Backup Withholding and Information Reporting

U.S. Holders

A U.S. Holder of new notes or common stock may be subject to “backup withholding” with respect to certain “reportable payments,” including interest payments, dividend payments and, under certain circumstances, principal payments on the new notes and certain other consideration received upon the call, exchange, redemption or conversion of a new note. These backup withholding rules apply if the U.S. Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number (“TIN”) certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding. A U.S. Holder who does not provide us with its correct TIN may also be subject to penalties imposed by the IRS.

Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder’s federal income tax liability. Backup withholding will not apply, however, with respect to payments made to certain U.S. Holders, including corporations and tax-exempt organizations, provided their exemption from backup withholding is properly established. We will report to U.S. Holders of new notes and common stock and to the IRS the amount of any “reportable payments” for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Non-U.S. Holders

Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of any interest dividends paid to, and tax withheld with respect to, such holder, regardless of whether any tax was actually withheld on such payments. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated.

Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by us or our agent to a Non-U.S. Holder if the Non-U.S. Holder provides a statement described above in (4) under “Tax Consequences to Non-U.S. Holders of New Notes and Common Stock—Payment of Interest” (provided that neither we nor our agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied) or otherwise establishes an exemption.

The payment of the proceeds on the disposition of new notes or share of common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, in some circumstances, backup withholding unless the owner provides the certification described above in (4) under “Tax Consequences to Non-U.S. Holders of New Notes and Common Stock—Payment of Interest” (provided that neither we nor our agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied) or otherwise establishes an exemption.

TRANSFER RESTRICTIONS

We are offering the new notes pursuant to the exemption from the registration requirements of the Securities Act provided by Section 3(a)(9) thereof. Based upon interpretations by the staff of the Division of Corporation Finance of the SEC, we believe that any new notes that we issue in exchange for old notes that were eligible for resale without compliance with the registration requirements of the Securities Act, specifically, outstanding notes represented by CUSIP No. 454072 AB5, may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours without compliance with the registration requirements of the Securities Act. All other new notes, specifically, new notes issued in exchange for outstanding notes represented by CUSIP No. 454072 AA7, will be subject to transfer restrictions and, unless and until registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, registration under the Securities Act and applicable state securities laws. We refer to the new notes that are subject to transfer restrictions as the “transfer restricted new notes.”

Each holder receiving transfer restricted new notes in the exchange offer will be deemed to have represented and agreed as follows (terms used in this paragraph that are defined in Rule 144A or Regulation S under the Securities Act are used herein as defined therein):

(1) The holder understands that the transfer restricted new notes and common stock issuable upon conversion of the transfer restricted new notes are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act, that the transfer restricted new notes and common stock issuable upon conversion thereof have not been and, except as described in this offer to exchange, will not be, registered under the Securities Act and that (A) if in the future it decides to offer, resell, pledge or otherwise transfer any of the transfer restricted new notes or common stock issued upon conversion thereof, such notes or common stock may be offered, resold, pledged or otherwise transferred only (i) in the United States to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (ii) outside the U.S. in a transaction complying with the provisions of Rule 904 under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if available) or (iv) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (iv), in accordance with any applicable securities laws of any state of the United States, and that (B) the purchaser will, and each subsequent holder is required to, notify any subsequent purchaser of the transfer restricted new notes or common stock from it of the resale restrictions referred to in (A) above. The holder and any purchaser also understand and agree not to engage in hedging transactions with regard to the transfer restricted new notes or the common stock unless in compliance with the Securities Act.

(2) The holder understands that the transfer restricted new notes and common stock issuable upon conversion of the transfer restricted new notes will, until the expiration of the applicable holding period set forth in Rule 144(k) of the Securities Act, unless otherwise agreed to by Indevus and the holder thereof, bear a legend substantially to the following effect:

THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS SECURITY AND THE COMMON STOCK ISSUABLE UPON CONVERSION THEREOF MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE

TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. IN ANY CASE, THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTIONS WITH REGARD TO THIS SECURITY EXCEPT AS PERMITTED UNDER THE SECURITIES ACT.

The common stock issuable upon conversion of the transfer restricted new notes will bear a comparable legend. The new notes will be available initially only in book-entry form. The transfer restricted new notes will be issued in the form of one or more global notes bearing the legends set forth above.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports and other information with the SEC. These annual, quarterly and special reports, proxy statements and other information may be inspected, and copies of these materials may be obtained, at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. In addition, we are required to file electronic versions of these materials with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Our common stock is quoted on The Nasdaq Global Market under the symbol “IDEV”. Reports, proxy statements and other information concerning us may also be reviewed at our Internet Site: http://www.indevus.com.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this offer to exchange the information we filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this offer to exchange, and information in documents that we file later with the SEC will automatically update and supersede information in this offer to exchange. We incorporate by reference the documents listed below into this offer to exchange:

(i)	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2006, including all material incorporated by reference therein, filed on December 7, 2006, as amended by our Annual Report on Form 10-K/A filed on January 26, 2007;

(ii)	Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2006 and March 31, 2007;

(iii)	Our Current Reports on Form 8-K filed December 12, 2006 (2 reports), December 15, 2006; January 10, 2007; February 7, 2007; March 29, 2007; April 4, 2007; April 11, 2007; April 17, 2007 (as amended by Form 8-K/A filed May 10, 2007 and Form 8-K/A filed June 22, 2007); April 25, 2007, May 4, 2007, June 7, 2007 and July 3, 2007;

(iv)	The description of our Common Stock, $.001 par value per share, which is set forth in our Registration Statement on Form 8-A declared effective on March 8, 1990, as amended, registering the Common Stock under the Exchange Act;

(v)	All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this offer to exchange and prior to the termination of this offer to exchange except the Compensation Committee Report on Executive Compensation and the performance graph included in the Proxy Statement filed pursuant to Section 14 of the Exchange Act; and

(vi)	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act, since September 30, 2006.

We will provide without charge to each person to whom a copy of this offer to exchange is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this offer to exchange incorporates). Requests should be directed to:

Indevus Pharmaceuticals, Inc.

33 Hayden Avenue

Lexington, Massachusetts 02421-7966

Attention: Investor Relations

Telephone: (781) 861-8444

INDEVUS PHARMACEUTICALS, INC.

OFFER TO EXCHANGE

6.25% Convertible Senior Notes due 2009

for Any and All Outstanding

6.25% Convertible Senior Notes due 2008

The Exchange Agent for the Exchange Offer is:

THE BANK OF NEW YORK TRUST COMPANY, N.A.

By Mail, Overnight Mail, Courier or Hand:

The Bank of New York Trust Company, N.A.

Reorganization Unit

Attn.: Enrique Lopez

101 Barclay Street, 7 East

New York, NY 10286

Phone: (212) 815-8394

By Facsimile:

Fax: (212) 298-1915

Any questions regarding the Exchange Offer or requests for additional copies of the Offer to Exchange or the Letter of Transmittal may be directed to the Exchange Agent at the address and telephone number set forth above.

Offer to Exchange dated July 6, 2007